SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2017

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MMEX RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-152608	26-1749145
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3616 Far West Blvd., #117-321

Austin, Texas 78731

(Address of principal executive offices)

Registrant's telephone number, including area code: (855) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

In our report on Form 8-K filed on March 10, 2017, MMEX Resources Corporation (the “Company” or “we”) reported that it had entered into an agreement with Maple Resources Corporation (“Maple”), a related party, to acquire all of Maple’s right, title and interest (the “Rights”) in plans to build a $450 million, 50,000 barrels per day capacity crude oil refinery in Pecos County, Texas (the “ Refinery Transaction” or the “Project”). We also reported that pursuant to the Refinery Transaction, the Company had issued to Maple a first tranche of 1,500,000,000 shares of common stock to be issued on March 4, 2017 and that a second tranche of 5,500,000,000 shares (subject to adjustment) were to be issued once the Company’s Articles of Incorporation were amended to increase the number of authorized shares of common stock.

In connection with the amendment to the Company’s Articles of Incorporation, Maple has agreed to waive its right to receive the second tranche of 5,500,000,000 shares of common stock.

Item 5.03 Amendment of Articles of Incorporation or Bylaws; Change in Fiscal Year

Our board of directors and the holders of a majority of the outstanding shares of Company’s common stock have approved an amendment to the Articles of Incorporation to provide for the increase in authorized shares of common stock from 3,000,000,000 to 5,000,000,000 common shares. In addition, the Articles of Incorporation have been amended to provide for two classes of common shares: (i) Class A Shares, having one vote per share, and (ii) Class B Shares, with 10 votes per share. All of the outstanding shares of Common Stock will be reclassified as Class A Shares, except that all of the shares issued to Maple in connection with the Refinery Transaction will be Class B Shares. Other than the provisions of the voting rights, the two classes of shares have equal terms and conditions. Further, in view of the number of amendments in the Company’s history, the Articles of Incorporation have been amended and restated for all of the foregoing provisions. A copy of the amended and restated Articles of Incorporation is filed as Exhibit 3.1 to this report on Form 8-K.

Further, the Bylaws of the Company have been amended and restated to include all necessary conforming changes for the Company’s capital structure, and other required updating. A copy of the amended and restated Bylaws is filed as Exhibit 3.2 to this report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

3.1	Amended and Restated Articles of Incorporation

3.2	Amended and Restated Bylaws

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Resources Corporation

Date: April 3, 2017	By:	/s/ Jack W. Hanks
Jack W. Hanks
President and Chief Executive Officer

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